5405 Windward Parkway
Alpharetta, GA 30004

T 1-844-428-2667
www.avanos.com

October 28, 2024

Mr Michael Greiner
Delivered via Hand Delivery

Re: Amendment to December, 2019 Offer Letter

Michael,

Based on discussions with the Board of Directors, this amendment memorializes the changes to your December 12, 2019 offer letter that have gone into effect.

Role
Effective as of the close of business on October 28, 2024, you were appointed Interim Chief Executive Officer of Avanos Medical, Inc. (the “Company”) reporting to the Company’s Board of Directors. If the Board appoints you Chief Executive Officer after it concludes its search, a new offer letter will be issued to outline the details of the new role. If the Chief Executive Officer role is not offered to you, you will be eligible to return to the Chief Financial Officer and Chief Transformation Officer role that you held prior to this date.

Compensation
During the period in which you are Interim Chief Executive Officer, and effective as of October 29th, your compensation will be as follows:

Base Salary
Your starting salary will be $600,000 per year and is subject to applicable withholdings and deductions. In addition, you will receive a stipend of $83,333 per month during the time you are in the interim role. Consistent with our practices for salaried officers, your salary will be paid semi-monthly on the 15th and last working day of the month.

Long-Term Incentive Compensation
Effective on October 29th and in accordance with ther terms and conditions of the Avanos Equity Participation Plan, a special grant of $1,000,000 will be issued to you. The grant will consist of TRSU’s with a 12 month vesting schedule, except that in the event of a without cause termination, full vesting of the TRSU’s would occur. Should you be appointed Chief Executive Officer, a new offer letter with compensation details will be provided.
Future annual long-term incentive target grant amounts, along with the grant type and mix, are subject to change by the Board of Directors and the Compensation Committee in their discretion. The complete terms and conditions of Avanos’ Equity Participation Plan are set forth in Avanos’ plan document.

All other terms, of your original offer letter, except as noted herein, remain in effect.

I believe this captures the totality of the changes discussed with you. If you have any questions, please feel free to contact me directly.

Regards,

/s/ Gary D. Blackford
Gary D. Blackford
Chairman

To indicate your acceptance of this amendment and its terms and conditions, please sign in the space provided below.

ACCEPTED:

/s/ Michael Greiner
Michael Greiner
October 29, 2024